Exhibit 99.1

May 24, 2022

The Board of Directors ClearOne, Inc.
Salt Lake City, UT

All,

I thank you for the opportunity to have served ClearOne in the capacity as the Chairman of the Board from 2006 to January 2022 and the CEO since 2004. I remained the President and CEO and a Director until my unfair and abrupt termination and failure to renominate to the slate today.

I asked during our Board meeting today if I would be nominated to the slate in the proxy statement to be sent out early next month for our upcoming shareholders meeting. I was surprised to learn, without explanation and without the opportunity for further discourse, that I would not be renominated.

Accordingly, I resigned as a Director because I was surprised that the Board did not value my active participation as a Board member with a unique perspective as the sole member that had the complete knowledge of the entire business including ongoing critical and strategic litigation, knowledge of capital markets, understanding of employee needs, manufacturing operations, global risk management, technology, sales and channel management, finance, the competitive landscape, and the ClearOne market. My unique perspective is absolutely needed for an informed, effective and a functional Board, especially at this time. I brought to the Board not only my two decades of history and knowledge as a ClearOne leader but also my additional two decades of knowledge gained from my Silicon Valley high-tech experience.

After I resigned as a Director and left the Board meeting, within a few minutes, the Board then terminated my employment with immediate effect ignoring my long service and the critical nature of the roles I held.